Exhibit 10.1

SILICON LABORATORIES INC.

2009 STOCK INCENTIVE PLAN

MARKET STOCK UNITS GRANT NOTICE AND
MARKET STOCK UNITS AWARD AGREEMENT

U.S. PARTICIPANTS

Silicon Laboratories Inc., a Delaware corporation (the “Company”), pursuant to its 2009 Stock Incentive Plan (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award (the “Award”) of Market Stock Units (the “Units”), each of which is a bookkeeping entry representing the equivalent in value of one (1) Share, on the terms and conditions set forth herein and in the Market Stock Units Award Agreement attached hereto (the “Award Agreement”) and the Plan, which are incorporated herein by reference.  With respect to a Participant who is a Covered Employee, the Award is intended to qualify as a Performance-Based Award and has been granted in accordance with Article 9 of the Plan.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement.

Participant:

Grant Date:

Target Number of Units:	, subject to adjustment as provided by the Award Agreement.

Maximum Number of Units:	, which is 300% of the Target Number of Units, subject to adjustment as provided by the Award Agreement.

Performance Period:	The Company fiscal years beginning January 2, 2011 and ending December 28, 2013, subject to Section 9.1 of the Award Agreement.

Performance Criteria:

The difference, measured in percentage points, for the Performance Period between the Company Total Stockholder Return and the Benchmark Index Total Return, both determined in accordance with Section 2 of the Award Agreement.

Benchmark Index:	Philadelphia Semiconductor Sector Total Return Index (NASDAQ OMX: XSOX).

Earned Units:

The number of Earned Units, if any (not to exceed the Maximum Number of Units), shall equal the product of (i) the Target Number of Units and (ii) the Relative Return Factor, as illustrated by Appendix A.

Relative Return Factor:

A percentage (rounded to the nearest 1/10th of 1% and not greater than 300% or less than 0%) equal to the sum of 100% plus the product of 2.5 multiplied by the difference (whether positive or negative) equal to (i) the Company Total Stockholder Return minus (ii) the Benchmark Index Total Return, as illustrated by

Appendix A.

Vesting Date:	January 31, 2014, except as otherwise provided by the Award Agreement.

Vested Units:

Provided that the Participant’s Service has not terminated prior to the Vesting Date (except as otherwise provided by the Award Agreement), the Earned Units, if any, shall become Vested Units on the Vesting Date.

Settlement Date:	For each Vested Unit, except as otherwise provided by the Award Agreement, a date occurring no later than ten (10) days following the Vesting Date.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, the Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement and this Grant Notice.  The Participant has reviewed the Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Award Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Units.

SILICON LABORATORIES INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

APPENDIX A

ILLUSTRATION OF RELATIVE RETURN FACTOR AND RESULTING NUMBER OF EARNED UNITS

Percentage Point Difference of Company TSR Over/Under Benchmark Index Total Return	Relative Return Factor	Earned Units (Per 1,000 Target Units)
100	300.0%	3,000
95	300.0%	3,000
90	300.0%	3,000
85	300.0%	3,000
80	300.0%	3,000
75	287.5%	2,875
70	275.0%	2,750
65	262.5%	2,625
60	250.0%	2,500
55	237.5%	2,375
50	225.0%	2,250
45	212.5%	2,125
40	200.0%	2,000
35	187.5%	1,875
30	175.0%	1,750
25	162.5%	1,625
20	150.0%	1,500
15	137.5%	1,375
10	125.0%	1,250
5	112.5%	1,125
4	110.0%	1,100
3	107.5%	1,075
2	105.0%	1,050
1	102.5%	1,025
0	100.0%	1,000
-1	97.5%	975
-2	95.0%	950
-3	92.5%	925
-4	90.0%	900
-5	87.5%	875
-10	75.0%	750
-15	62.5%	625
-20	50.0%	500
-25	37.5%	375
-30	25.0%	250
-35	12.5%	125
-40	0.0%	0
-45	0.0%	0
-50	0.0%	0
-55	0.0%	0
-60	0.0%	0
-65	0.0%	0
-70	0.0%	0
-75	0.0%	0
-80	0.0%	0
-85	0.0%	0
-90	0.0%	0
-95	0.0%	0
-100	0.0%	0

ILLUSTRATIONS OF CALCULATION OF EARNED UNITS

PER 1,000 TARGET UNITS

Company Total Stockholder Return Exceeds Benchmark Index Total Return

Assumptions:

SLAB:
Average Per Share Closing Price (beginning)		$36.87
Average Per Share Closing Price (ending)		$46.02

XSOX:
Average Closing Index Value (beginning)		384.06
Average Closing Index Value (ending)		417.13

Computations:

Company Total Stockholder Return	((46.02 / 36.87) – 1) x 100	24.82%

Benchmark Index Total Return	((417.13 / 384.06) – 1) x 100	8.61%

Relative Return Factor	100 + (2.5 x (24.82 – 8.61))	140.5%

Earned Units	1,000 x 140.5%	1,405

Company Total Stockholder Return Is Less Than Benchmark Index Total Return

Assumptions:

SLAB:
Average Per Share Closing Price (beginning)		$44.30
Average Per Share Closing Price (ending)		$34.65

XSOX:
Average Closing Index Value (beginning)		476.68
Average Closing Index Value (ending)		448.80

Computations:

Company Total Stockholder Return	((34.65 / 44.30) – 1) x 100	-21.78%

Benchmark Index Total Return	((448.8 / 476.68) – 1) x 100	-5.85%

Relative Return Factor	100 + (2.5 x (–21.78 – (–5.85))	60.2%

Earned Units	1,000 x 60.2%	602

2

APPENDIX B

ILLUSTRATION OF ADJUSTMENT TO AVERAGE PER SHARE CLOSING PRICE
TO REFLECT ASSUMED REINVESTMENT OF CASH DIVIDENDS AND DISTRIBUTIONS

1.                                       Assumptions:

•                  For the purposes of this illustration only, the averaging periods for determination of the Average Per Share Closing Price and the Average Closing Index Value are assumed to be the 10-day periods ending on the first day of the Performance Period and the last day of the Performance Period.

•                  The Company declares and pays a quarterly cash dividend of $0.20 per share throughout all periods relevant to this illustration, with ex-dividend dates occurring each year on or about March 28, June 28, September 28 and December 28.

•                  On the ex-dividend date, the dividend paid is reinvested to purchase an additional fractional share.

•                  The Performance Period begins on January 1, 2XX1 and ends on December 31, 2XX3

2.             Calculate Average Per Share Closing Price at the beginning of the Performance Period.

On the ex-dividend date occurring on December 28, 2XX0, assume that the dividend of $0.20 paid on one share is reinvested.  Compute an adjusted Average Per Share Closing Price for the five trading days during the 10-day period ending 01/01/2XX1.

Trading Day	Closing Price	Dividend Paid	Shares Purchased	Accumulated Shares	Total Accumulated Value
12/24/2XX0	$37.26			1.000	$37.26
12/26/2XX0	$37.32			1.000	$37.32
12/27/2XX0	$37.44			1.000	$37.44
12/28/2XX0	$37.67	$0.20	.0053	1.0053	$37.87
12/31/2XX0	$37.43			1.0053	$37.63
Average Per Share Closing Price with Dividends Reinvested					$37.50

3.             Calculate Accumulated Shares During the Performance Period.

On each ex-dividend date during the Performance Period, assume that the dividend of $0.20 paid on one share is reinvested, and the fractional share is added to the 1.0053 accumulated shares determined during the initial averaging period.

Ex-Dividend Date	Closing Price	Dividend Paid	Shares Purchased	Accumulated Shares
03/28/2XX1	$31.13	$0.20	.0064	1.0117
06/28/2XX1	$36.46	$0.20	.0055	1.0172
09/28/2XX1	$31.08	$0.20	.0064	1.0236
12/28/2XX1	$23.67	$0.20	.0084	1.0320
03/28/2XX2	$26.96	$0.20	.0074	1.0394
06/28/2XX2	$38.75	$0.20	.0052	1.0446
09/28/2XX2	$46.49	$0.20	.0043	1.0489
12/28/2XX2	$47.97	$0.20	.0042	1.0531
03/28/2XX3	$47.72	$0.20	.0042	1.0573
06/28/2XX3	$43.50	$0.20	.0046	1.0619
09/28/2XX3	$37.55	$0.20	.0053	1.0672
12/28/2XX3	$46.13	$0.20	.0043	1.0715

4.             Calculate Average Per Share Closing Price at the end of the Performance Period.

On the ex-dividend date occurring on December 28, 2XX3, assume that the dividend of $0.20 paid on one share is reinvested, and the fractional share is added to the 1.0672 accumulated shares determined through the last ex-dividend date prior to the final averaging period.  Compute an adjusted Average Per Share Closing Price for the seven trading days during the 10-day period ending 12/31/2XX3.

Trading Day	Closing Price	Dividend Paid	Shares Purchased	Accumulated Shares	Total Accumulated Value
12/22/2XX3	$46.93			1.0672	$50.08
12/23/2XX3	$46.45			1.0672	$49.57
12/27/2XX3	$46.55			1.0672	$49.68
12/28/2XX3	$46.13	$0.20	.0043	1.0715	$49.43
12/29/2XX3	$46.11			1.0715	$49.41
12/30/2XX3	$46.28			1.0715	$49.59
12/31/2XX3	$46.02			1.0715	$49.31
Average Per Share Closing Price with Dividends Reinvested					$49.58

2

SILICON LABORATORIES INC.

2009 STOCK INCENTIVE PLAN

MARKET STOCK UNITS AWARD AGREEMENT

U.S. PARTICIPANTS

Silicon Laboratories Inc. (the “Company”) has granted to the Participant named in the Market Stock Units Grant Notice (the “Grant Notice”) to which this Market Stock Units Award Agreement (this “Award Agreement”) is attached an Award consisting of Market Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Award Agreement.  The Award has been granted pursuant to the Silicon Laboratories Inc. 2009 Stock Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.

Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned under the Plan.

1.             THE AWARD.

The Company hereby awards to the Participant the Target Number of Units set forth in the Grant Notice, which, depending on the extent to which a Performance Goal (as described by Plan) is attained during the Performance Period, may result in the Participant earning as little as zero (0) Units or as many as the Maximum Number of Units.  Subject to the terms of this Award Agreement and the Plan, each Unit, to the extent it is earned and becomes a Vested Unit, represents a right to receive one (1) share of Common Stock (a “Share”) on the Settlement Date.  Unless and until a Unit has been determined to be an Earned Unit and has vested and become a Vested Unit as set forth in the Grant Notice, the Participant will have no right to settlement of such Units.  Prior to settlement of any earned and vested Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.             MEASUREMENT OF PERFORMANCE CRITERIA.

The components of Performance Criteria shall be determined for the Performance Period in accordance with the following:

2.1          “Company Total Stockholder Return” means the percentage point increase or decrease in (a) the Average Per Share Closing Price for the 180-day period ending on the last day of the Performance Period over (b) the Average Per Share Closing Price for the 180-day period ending on the first day of the Performance Period.

2.2          “Average Per Share Closing Price” means the average of the daily closing prices per Share as reported on the NASDAQ Stock Market for all trading days falling within an applicable 180-day period described in Section 2.1.  The Average Per Share Closing Price shall be adjusted in each case to reflect an assumed reinvestment, as of the of applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders, as applicable, during the 180-day period ending on the first day of the Performance Period and during the Performance Period.  The method of adjustment of the Average Per Share Closing Price to reflect the assumed reinvestment of cash dividends and other cash distributions to stockholders is illustrated in Appendix B to the Grant Notice.

2.3          “Benchmark Index Total Return” means the percentage point increase or decrease in (a) the Average Closing Index Value for the 180-day period ending on the last day of the

Performance Period over (b) the Average Closing Index Value for the 180-day period ending on the first day of the Performance Period.

2.4          “Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index as reported by the NASDAQ OMX Group, Inc. for all trading days falling within an applicable 180-day period described in Section 2.3.

3.             COMMITTEE CERTIFICATION OF EARNED UNITS.

3.1          Level of Performance Criteria Attained.  On or before the Vesting Date following completion of the Performance Period, the Committee shall certify in writing the level of attainment of the Performance Criteria during the Performance Period, the resulting Relative Return Factor and the number of Units which have become Earned Units.

3.2          Adjustment for Leave of Absence or Part-Time Work.  Unless otherwise required by law or Company policy, if the Participant takes a leave of absence or commences working on a part-time basis during the Performance Period, the Committee may, in its discretion, reduce on a pro rata basis (reflecting the portion of the Performance Period worked by the Participant on a full-time equivalent basis) the number of Units which would otherwise become Earned Units, or provide that the number of Units which would otherwise become Earned Units shall be reduced as provided by the terms of an agreement between the Participant and the Company pertaining to the Participant’s leave of absence or part-time schedule.

4.             VESTING OF EARNED UNITS.

4.1          Normal Vesting.  Except as otherwise provided by this Award Agreement, Earned Units shall vest and become Vested Units as provided in the Grant Notice.

4.2          Vesting Upon a Change in Control.  In the event of a Change in Control, the vesting of Earned Units shall be determined in accordance with Section 9.1.

4.3          Vesting Upon Involuntary Termination Following a Change in Control.  In the event that upon or within eighteen (18) months following the effective date of a Change in Control, the Participant’s Service terminates due to Involuntary Termination, the vesting of Earned Units shall be determined in accordance with Section 9.2.

5.             TERMINATION OF SERVICE.

5.1          General Rule.  In the event that the Participant ceases to provide services to the Company (or any Subsidiary or Affiliate) in the capacity of an Employee, Director or Consultant (collectively referred to herein as “Service”) for any reason, with or without cause, other than by reason of the Participant’s death or the Participant’s termination of Service described in Section 4.3, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor.

5.2          Death of the Participant.  Should the Participant cease Service by reason of his or her death during the Performance Period, the Participant shall not forfeit the Award.  In such case, the number of Earned Units shall be determined as of the end of the Performance Period in accordance with Section 3, and all such Earned Units shall be deemed Vested Units upon the Committee’s certification in accordance with Section 3.1 and settled in accordance with Section 6 as if the Participant’s Service had continued through the Vesting Date.  The Shares due in settlement of such Vested Units shall be issued to the personal representative of the Participant’s estate, the person or persons to whom the Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (collectively referred to herein as the “Participant’s Heirs”).

6.             SETTLEMENT OF THE AWARD.

6.1          Issuance of Shares of Common Stock.  Subject to the provisions of Section 6.3 and Section 7 below, the Company shall issue to the Participant (or, if applicable, the Participant’s Heirs), on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) Share.  Shares issued in settlement of Vested Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3.

6.2          Beneficial Ownership of Shares; Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice any or all Shares acquired by the Participant pursuant to the settlement of the Award.  Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the Participant’s Heirs.

6.3          Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities.  No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.  Further, regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

6.4          Fractional Shares.  The Company shall not be required to issue fractional Shares upon the settlement of the Award.

7.             TAX WITHHOLDING AND ADVICE.

7.1          In General.  Subject to Section 7.2, at the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes and (if applicable) taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes) and required by law to be withheld with respect to any taxable event arising as a result of the Participant’s participation in the Plan (referred to herein as “Tax-Related Items”).

7.2          Withholding of Taxes.  The Company or any Subsidiary or Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require the Participant to remit to the Company (or to the applicable Subsidiary or Affiliate), an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be necessary in the opinion of the Company or a Subsidiary or Affiliate, as appropriate, to satisfy such Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy).  In this regard, the Participant authorizes the Company and/or the applicable Subsidiary or Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)           withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or the applicable Subsidiary or Affiliate; or

(b)           withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(c)           withholding in Shares to be issued upon vesting and settlement of the Units; or

(d)           direct payment from the Participant.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the Participant is covered by a Company tax equalization policy, the Participant agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.  Finally, the Participant shall pay to the Company or the Subsidiary or Affiliate, as appropriate, any amount of Tax-Related Items that the Company or the applicable Subsidiary or Affiliate may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares that may be issued in connection with the settlement of the Units if the Participant fails to comply with his or her Tax-Related Items obligations.

7.3          Tax Advice.  The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.  THE PARTICIPANT UNDERSTANDS THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITS.  NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

8.             AUTHORIZATION TO RELEASE NECESSARY PERSONAL INFORMATION.

The Participant hereby authorizes and directs the Participant’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding the Participant’s

Service, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan (including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Units or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands that the Data may be transferred to the Company or any of its Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a brokerage firm or other third party assisting with administration of the Award or with whom Shares acquired upon settlement of this Award or cash from the sale of such Shares may be deposited.  The Participant acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of the Participant’s residence. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries or Affiliates, or to any third parties is necessary for Participant’s participation in the Plan.  The Participant may at any time withdraw the consents herein, by contacting the Company’s stock administration department in writing. The Participant further acknowledges that withdrawal of consent may affect the Participant’s ability to realize benefits from the Award, and the Participant’s ability to participate in the Plan.

9.             CHANGE IN CONTROL.

9.1          Effect of Change in Control on Award.  In the event of a Change in Control, the Performance Period shall end on the day immediately preceding the Change in Control (the “Adjusted Performance Period”).  The number of Earned Units and the vesting of those Units shall be determined for the Adjusted Performance Period in accordance with the following:

(a)           Earned Units.  In the Committee’s determination of the number of Earned Units for the Adjusted Performance Period, the following modifications shall be made to the components of the Relative Return Factor:

(i)            The Company Total Stockholder Return shall be determined as provided by Section 2.1, except that the Average Per Share Closing Price for the 180-day period ending on the last day of the Adjusted Performance Period shall be replaced with the price per Share to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per Share as reported on the NASDAQ Stock Market for the last trading day of the Adjusted Performance Period), adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders during the Adjusted Performance Period, as illustrated in Section 2.2.

(ii)           The Benchmark Index Total Return shall be determined as provided by Section 2.3, except that for the purposes of clause (a) thereof, the Average Closing Index Value shall be determined for the 180-day period ending on the last day of the Adjusted Performance Period.

(b)           Vested Units.  As of the last day of the Adjusted Performance Period and provided that the Participant’s Service has not terminated prior to such date, a portion of the Earned Units determined in accordance with Section 9.1(a) shall become Vested Units (the “Accelerated Units”), with such portion determined by multiplying the total number of Earned Units by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the original Performance Period determined without regard to this Section.  The Accelerated Units shall be settled in accordance Section 6 immediately prior to the consummation of the Change in Control.  Except as otherwise provided by Section 9.2, that portion of the Earned Units determined in accordance with Section 9.1(a) in excess of the number of Accelerated Units shall become Vested Units on the Vesting Date of the original Performance Period determined without regard to this Section, provided that the Participant’s Service has not terminated prior to such Vesting Date.  Such Vested Units shall be settled on the Settlement Date in accordance with Section 6, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

9.2          Involuntary Termination Following Change in Control.  In the event that upon or within eighteen (18) months following the effective date of the Change in Control, the Participant’s Service terminates due to Involuntary Termination, the vesting of the Earned Units determined in accordance with Section 9.1(a) in excess of the number of Accelerated Units shall be deemed Vested Units effective as of the date of the Participant’s Involuntary Termination and shall be settled in accordance with Section 6, treating the date of the Participant’s termination of Service as the Vesting Date, and provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

10.          ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

The number of Units awarded pursuant to this Award Agreement is subject to adjustment as provided in Article 11 of the Plan.  Upon the occurrence of an event described in Article 11 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a Share issuable in settlement of the Award would be entitled shall be immediately subject to the Award Agreement and included within the meaning of the term “Shares” for all purposes of the Award.  The Participant shall be notified of such adjustments and such adjustments shall be binding upon the Company and the Participant.

11.          NO ENTITLEMENT OR CLAIMS FOR COMPENSATION.

11.1        The Participant’s rights, if any, in respect of or in connection with the Units are derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary Award.  By accepting the Units, the Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Units or other Awards to the Participant.  The Units are not intended to be compensation of a continuing or recurring nature, or part of the Participant’s normal or expected compensation, and in no way represents any portion of the Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

11.2        Neither the Plan nor the Units shall be deemed to give the Participant a right to remain an Employee, Director or Consultant of the Company, a Subsidiary or an Affiliate.  The Company and its Subsidiaries and Affiliates reserve the right to terminate the Service of the Participant at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any), and the Participant shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, the Units or any other outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

12.          RIGHTS AS A STOCKHOLDER.

The Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, dividend equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10.

13.          MISCELLANEOUS PROVISIONS.

13.1        Amendment.  The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is necessary to comply with applicable law, including, but not limited to, Code Section 409A.  No amendment or addition to this Award Agreement shall be effective unless in writing.

13.2        Nontransferability of the Award.  Prior to the issuance of Shares on the applicable Settlement Date, no right or interest of the Participant in the Award nor any Shares issuable on settlement of the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary or Affiliate or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company, or a Subsidiary or Affiliate.  Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

13.3        Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.

13.4        Binding Effect.  This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.5        Notices.  Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of a Subsidiary or Affiliate at which the Participant works.

13.6        Construction of Award Agreement.  The Grant Notice, this Award Agreement, and the Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter.  All decisions of the

Committee with respect to any question or issue arising under the Grant Notice, this Award Agreement or the Plan shall be conclusive and binding on all persons having an interest in the Units.

13.7        Governing Law.  The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Texas, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

13.8        Section 409A.

(a)           Compliance with Code Section 409A.  Notwithstanding any other provision of the Plan, this Award Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Code Section 409A (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof).  The vesting and settlement of Units awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from Code Section 409A.  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Units qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Units will be exempt from Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units.

(b)           Separation from Service; Required Delay in Payment to Specified Employee.  Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of Code Section 409A.  Furthermore, to the extent that the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall paid to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

13.9        Administration.  The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Units.

13.10      Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11      Severability.  If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

13.12      Relocation Outside the United States.  If the Participant relocates to a country outside the United States, the Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.